FUND/SERV AND NETWORKING SUPPLEMENT TO AMENDED
AND RESTATED PARTICIPATION AGREEMENT
BY AND AMONG
PRINCIPAL LIFE INSURANCE COMPANY,
PRINCIPAL NATIONAL LIFE INSURANCE COMPANY,
MFS VARIABLE INSURANCE TRUST,
MFS VARIABLE INSURANCE TRUST II,
MFS VARIABLE INSURANCE TRUST III
AND
MFS FUND DISTRIBUTORS, INC.

This Fund/SERV and Networking Supplement, dated as of May 1, 2013 (the “Supplement"), to the Participation Agreement, dated as of May 1, 2013, by and among Principal Life Insurance Company, Principal National Life Insurance Company (collectively, the "Company"), MFS Variable Insurance Trust ("Trust I"), MFS Variable Insurance Trust II ("Trust II"), MFS Variable Insurance Trust III (Trust I, Trust II and Trust III are each referred to herein as the "Trust'' and, collectively, as the "Trusts") and MFS Fund Distributors, Inc. ("MFD") (the "Agreement").

WHEREAS, MFD, a subsidiary of Massachusetts Financial Services Company ("MFS"), is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC'') under the Securities Exchange Act of 1934 (the "1934 Act"), and is a member in good standing of the Financial Industry Regulatory Authority, Inc.;

WHEREAS. the Company has retained Premcor Financial Services Corporation ("Provider") to perform certain transaction processing services on its behalf through the facilities of the National Securities Clearing Corporation (the ''NSCC'') pursuant to a written agreement between Provider and the Company;

WHEREAS, MFD and Provider are members in good standing of the NSCC or otherwise have access to the facilities of the NSCC; and

WHEREAS, the parties to the Agreement wish to supplement the Agreement to perm it the transmission of transaction, registration and other data via NSCC Facilities, which may include Fund/SERV, Networking, the Mutual Fund Profile Service and the Defined Contribution Clearing and Settlement Service.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trusts and MFD hereby agree as follows:

1.     Transactions Subject to Fund/SERV and Networking. (a) On each business day that the New York Stock Exchange is open for business on which the Portfolios determine their per share net asset values (each, a '·Business Day"), MFD or its designee shall accept, and effect changes in its records upon receipt of, purchase, redemption, exchange, and registration instructions from Provider electronically through Fund/SERV without supporting documentation. In the event of any conflict between the terms of Article I of the Agreement and the terms of this Supplement, the terms of this Supplement shall govern.

(b) Each party hereby agrees to participate in Networking with the other party pursuant to a mutually agreeable matrix or trust level established by the NSCC.

2.    Procedures for Order and Settlement. (a) MFD or its designee shall, subject to availability, furnish Provider and the Company, for each Portfolio, by 7:00 p.m. Eastern Time, the following: (1) net asset value information as of the close of trading (currently 4:00 p.m. Eastern Time, the "Close of Trading") on each Business Day or at such other time as the net asset value of a Portfolio is calculated; and (2) as applicable, the daily accrual or distribution rate factor as it becomes available. All such notifications will be communicated via the NSCC’s Networking or Mutual Fund Profile services.

(b) Upon receipt of purchase and redemption instructions from the Policy holders for acceptance as of the Close of Trading on each Business Day ("Instructions"), the Company shall calculate the net purchase or redemption order for each Portfolio for each omnibus account it maintains (the "Accounts"). Orders for net purchases and/or net redemptions received by the Company prior to the Close of Trading on any given Business Day shall be transmitted by Provider to MFD via the NSCC by 6:30 a.m. Eastern Time on the next Business Day following receipt. Instructions received in proper form by the Company after the Close of Trading on any given Business Day shall be transmitted by Provider to MFD via the NSCC by 6:30 a.m. Eastern Time on the second Business Day following receipt. Subject to the Company’s compliance with the foregoing, the Business Day on which Instructions are received by the Company in proper form prior to the Close of Trading shall be the date as of which shares of the Portfolios are deemed purchased or redeemed pursuant to such Instructions. Dividends and capital gains distributions shall be automatically reinvested at net asset value in accordance with the Portfolios' then current prospectuses.

(c) Provider and MFD or its designee shall settle net purchase and redemption transactions pursuant to, and in accordance with, NSCC rules and procedures.

3.     Dividends and Distributions. Upon the declaration of each dividend and each capital gain distribution by the Trustees of each Trust with respect to s hares of the Portfolios, MFD shall furnish, or cause to be furnished to, the Company and Provider information set ting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders are entitled to payment, the amount payable per s hare to the shareholders of record as of that date, and the total amount payable on the payment date. All such notifications will be communicated via the NSCC’s Networking or Mutual Fund Profile Services.

4.     Verification. Each party shall notify the other of any errors, omissions or interruptions in, or delay or unavailability of, any such transmission as promptly as possible.

5. Trade Corrections. Processing errors which result from any delay or error caused by the Company or Provider may be adjusted through Fund/SERV by Provider by the necessary transactions on an as-of basis and the cost to the Portfolio or MFD of such transactions shall be borne by Provider; provided however, prior authorization must be obtained from MFD if the transaction is back dated more than five days or to a previous calendar year.

6.     Representations and Warranties. MFD and Provider each represents, warrants, and covenants that:

(i) it shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Supplement and as otherwise established by the NSCC in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Trusts' Portfolios;

(ii) it shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Supplement;

(iii) all trades, confirmations and other information provided by one party to the other party through Fund/SERV and pursuant to this Supplement shall be accurate, complete and, in the format prescribed by the NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by such party.

7.     Indemnification. (a) MFD shall indemnify and hold harmless Provider and the Company, and each of their affiliates, divisions, subsidiaries, directors, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified Company Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorney’s fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by MFD) to which any of them may be or become subject to as a result or arising out of (i) any negligent act or omission by MFD relating to Fund/SERV; (ii) any breach of MFD's representations or warranties contained in this Supplement; or (iii) MFD's failure to comply with any of the terms of this Supplement.

(b) The Company and Provider shall indemnify and hold harmless the Trusts, MFS, MFD, each Trust's custodian, shareholder servicing agent, each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing (collectively, "Indemnified MFS Parties"), against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Company) to which any of them may be or become subject to as a result or arising out of (i) any negligent act or omission by Security, or its agents relating to Fund/SERV; (ii) any breach of Security's representations or warranties in this Supplement; (iii) the failure of the Company or Security to comply with any of the terms of this Supplement; or (iv) MFD's acceptance of any transaction or account maintenance information from Security through Fund/SERV including any fraudulent or unauthorized transaction.

(c) If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party ("Indemnified Party") may make a claim against any other party hereto ("Indemnifying Party") pursuant to this Section 7, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (i) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (ii) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (iii) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

8.     Termination of Supplement. This Supplement may be terminated at any time by any party upon ninety (90) prior days written notice to the other parties. Notwithstanding the foregoing, this Supplement shall be terminated immediately upon either (i) a material breach of this Supplement by any party not cured within thirty (30) days after notice from the other party, or (ii) upon termination of the Agreement. The provisions of Section 8 shall survive any termination of this Supplement.

9.     Notice. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered, sent by express delivery, mailed by certified mail or sent via facsimile to the other party at the address set forth below or at the address specified in the Agreement.

Matt Moffitt
Manager- Broker Dealer Services
Moffitt.Matt@Principal.com
(515) 362-2924

MFD: MFS Fund Distributors, Inc.
111 Huntington Avenue
Boston, MA 02199
Attn:     President

10.     Amendment, Assignment and Other Matters. This Supplement may not be amended except by a writing signed by each of the parties. This Supplement shall not be assigned by any party without the reasonable written consent of the other parties. This Supplement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Supplement are for reference only and shall not affect the interpretation or construction of this Supplement. This Supplement, together with the Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all other prior agreements, arrangements and understandings, written or oral, among the parties.

All capitalized terms not defined in this Supplement shall have the meanings ascribed to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by their duly authorized officers as of the date first listed above.

PRINCIPAL LIFE INSURANCE COMPANY
By its authorized officer

By: /s/Sara Wiener
Name: Sara Wiener_
Title: Director - Life Product Mgmt

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By its authorized officer
By: /s/Sara Wiener
Name: Sara Wiener_
Title: Director - Life Product Mgmt

MFS VARIABLE INSURANCE TRUST,
on behalf of the Portfolios
By its authorized officer and not individually,

By: /s/Susan S. Newton
Susan S. Newton
Assistant Secretary

MFS VARIABLE INSURANCE TRUST II,
on behalf of the Portfolios
By its authorized officer and not individually,

By: /s/Susan S. Newton
Susan S. Newton
Assistant Secretary

MFS VARIABLE INSURANCE TRUST III,
on behalf of the Portfolios
By its authorized officer and not individually,

By: /s/Susan S. Newton
Susan S. Newton
Assistant Secretary

MFS FUND DISTRIBUTORS, INC.
By its authorized officer

By: /s/James A. Jessee
James A. Jessee
President